Exhibit 99.1

Republic Bancorp, Inc. Reports Fourth Quarter 2024 Net Income of $19.0 Million and Full Year Net Income of $101.4 million

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported fourth quarter 2024 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $19.0 million and $0.98 per share. Year-to-date net income was $101.4 million, an $11.0 million, or 12%, increase over 2023, resulting in return on average assets (“ROA”) and return on average equity (“ROE”) of 1.47% and 10.50% for 2024.

Logan Pichel, President & CEO of the Republic Bank & Trust Company commented, “We are pleased to report another strong performance for the fourth quarter, particularly within our Core Bank, as its net income increased 11% over the fourth quarter of 2023. Our Core Bank includes the operations of our Traditional Bank and Warehouse Lending, whose combined assets represent approximately 90% of the Company’s total assets. The growth in our Core Bank net income primarily resulted from a $7.0 million increase in net interest income, which was driven by strong growth in our net interest margin (“NIM”) from 3.40% for the fourth quarter of 2023 to 3.64% for the fourth quarter of 2024. The growth in our quarterly NIM reflected the success of a strong interest rate risk management function, combined with solid growth in our core deposits, and on-going pricing discipline for our new loan originations.

In addition to our solid Core Bank net interest income, credit quality continued to remain solid at the Core Bank. The Core Bank’s net charge-offs to average loans was 0.02% for the fourth quarter, while its period-end nonperforming loans to total loans was 0.44% and its period-end delinquent loans to total loans was 0.20%. These strong ratios helped contribute to a $1.6 million positive decline in our Core Bank Provision(2) for loan losses from the fourth quarter of 2023 to the fourth quarter of 2024.

Net income from our Republic Processing Group (“RPG”) declined $2.4 million from the fourth quarter of 2023 to the fourth quarter of 2024. While the Republic Credit Solutions (“RCS”) and Republic Processing Solutions (“RPS”) components of RPG collectively reported a $416,000, or 6%, increase in net income from the fourth quarter of 2023 to the fourth quarter of 2024, Tax Refund Solutions (“TRS”) reported a $2.8 million additional net loss for the same time periods. As a result of the final performance of the December 2023 Early Season Refund Advances (“ERAs”) within TRS, we recorded a larger Allowance(2) for these early season tax loans of $9.8 million during the fourth quarter of 2024 compared to $3.9 million during the fourth quarter of 2023. Approximately $2.3 million of the increase over the fourth quarter 2023 Allowance amount was due to increased volume, with the remaining difference predominately due to an increased loss estimate due to our experience from the prior tax season.

Based on the prior tax season economics, during the fourth quarter of 2024 we revised our agreement with our largest third-party marketer-servicer for Refund Advances (“RAs”) and ERAs for the current tax filing season beginning in December 2024. Under this revised agreement:

●	we received a loss cap guarantee specific to ERAs for the current tax filing season;
●	we will receive an enhanced fee specific to ERAs for the current tax filing season; and
●	we will receive a reduced fee applicable to in-season RAs for the current tax filing season.

We are pleased with this new arrangement as we believe it provides better alignment between the economics and the downside risk to the Company. We estimate the revised contract will provide approximately $2.8 million of additional fee income for the current tax season of December 2024 through March 2025 compared to the prior tax season of December 2023 through March 2024. The Company earned approximately $1.4 million of this increased fee income during the fourth quarter of 2024. We do not anticipate recording any additional loss estimates for the December 2024 ERA originations through this marketer-servicer as a result of the new loss guarantee cap.

We continued to add additional on-balance-sheet liquidity during the year with our Total Company period-end deposits, excluding wholesale brokered deposits, growing by a net $157 million. Core Bank period-end deposits, excluding wholesale brokered deposits, represented $209 million of that net growth. Total Company period-end loans increased by a net $200 million for the year, with Warehouse comprising $211 million of that increase, RPG increasing $38 million and the Traditional Bank declining $49 million. These growth dynamics maintained our Total Company period-end loan-to-deposit ratio at 104% as of December 31, 2023 and December 31, 2024.

In regards to our total year, we had many notable highlights for the year. These highlights include the following:

●	Increased Total Company Net Income for 2024 by $11.0 million, or 12%, over 2023.

●	Generated a one-year total return on our stock of 30.3% in 2024 versus a total return of 20.6% for the NASDAQ Bank Index during the same period. Additionally, Republic generated a two-year total return of 81.5% as of December 31, 2024 compared to the NASDAQ Bank Index of 16.4% for the same period. We are very proud of the recognition the market has given us through the performance of our stock price.

●	Continued to drive strong performance for the Total Company through our diversified business model as three of our five business segments reported an increase in net income for the year. These increases included:

o	Traditional Banking reported net income of $56.4 million for the year, representing a $9.7 million, or 21%, increase in net income over 2023.

o	Warehouse Lending reported net income of $6.5 million for the year, representing a $1.8 million, or 37%, increase in net income over 2023.

o	Republic Credit Solutions (“RCS”) reported net income of $23.5 million for 2024, representing a $5.2 million, or 28%, increase in net income over 2023.

●	Grew December 31, 2024 Traditional Bank period-end deposits, excluding wholesale brokered deposits, 5% over December 31, 2023 period-end balances.

●	Managed expenses prudently with Total Company non-interest expenses increasing 1.7% from 2023, while our Core Bank noninterest expenses increased just 0.7% for the same time period.

●	Achieved a Total Company efficiency ratio, which measures the amount of noninterest expense it takes to generate one dollar of net revenue, of 52.68%, a 267-basis-point positive decrease from the 55.35% result for 2023.

●	Increased our 2024 Total Company operating leverage, which measures the growth of revenue to the growth of noninterest expense, by 5% over 2023.

●	Maintained industry-strong credit quality with Core Bank net charge-offs for the year of 0.05%.

●	Our Net Promoter Score (“NPS”) increased from 38 in 1st quarter 2023 to 75 in 3rd quarter 2024. Our score of 75 is three times (3x) the Banking Industry average. A score of 80 is considered World Class, and we have our sights set on achieving this lofty score.

2024 was a year in which we made continuous enhancements to our client experiences, saw a marked improvement in our client satisfaction scores, generated strong financial results, and enjoyed tremendous stockholder returns. Without the strong support of our shareholders, our clients and our associates, our success would not be possible. We do not take this support for granted and we will continue to do our absolute best to earn your loyalty each and every day,” Pichel concluded.

The following table highlights Republic’s key metrics for the three months ended December 31, 2024 and 2023. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on January 24, 2025.

	Total Company Financial Performance Highlights
	Three Months Ended Dec. 31,		$	%	Years Ended Dec. 31,		$	%
(dollars in thousands, except per share data)	2024	2023	Change	Change	2024	2023	Change	Change

Income Before Income Tax Expense	$23,050	$23,519	$(469)	(2)%	$127,703	$113,213	$14,490	13%
Net Income	19,016	19,659	(643)	(3)	101,371	90,374	10,997	12
Diluted EPS	0.98	1.01	(0.03)	(3)	5.21	4.62	0.59	13
Return on Average Assets ("ROA")	1.10%	1.21%	NA	(9)	1.47%	1.44%	NA	2
Return on Average Equity ("ROE")	7.63	8.68	NA	(12)	10.50	10.10	NA	4

NA – Not applicable

Results of Operations for the Fourth quarter of 2024 Compared to the Fourth quarter of 2023

Core Bank(1)

Net income for the Core Bank was $17.6 million for the fourth quarter of 2024, a $1.8 million, or 11%, increase over the $15.8 million for the fourth quarter of 2023. A solid increase in net interest income combined with a minimal Provision, which was driven by continued strong Core Bank credit quality, were both drivers for the strong growth in net income for the quarter.

Net Interest Income – Core Bank net interest income was $57.7 million for the fourth quarter of 2024, a $7.0 million, or 14%, increase from the $50.6 million achieved during the fourth quarter of 2023. The rise in net interest income for the quarter was driven by period-over-period growth in average interest-earning assets and a notable increase in the Core Bank’s NIM. The increase in the Core Bank’s total dollars of net interest income represented the third consecutive quarter-over-same-quarter-last-year increase following two consecutive quarter-over-same-quarter-last-year declines for the fourth quarter of 2023 and the first quarter of 2024.

The Core Bank’s NIM increased from 3.40% during the fourth quarter of 2023 to 3.64% during the fourth quarter of 2024. This increase represented the second consecutive rise in the Core Bank’s quarter-over-same-quarter-last-year NIM. The increase in the Core Bank’s NIM occurred as its yield on its interest earning assets increased 25 basis points over the fourth quarter of 2023, while its cost of funds increased only one basis point for the same time periods.

Specific items of note impacting the Core Bank’s change in net interest income and NIM between the fourth quarter of 2023 and the fourth quarter of 2024 were as follows:

●	Average outstanding Warehouse balances increased from $370 million during the fourth quarter of 2023 to $552 million for the fourth quarter of 2024. Average committed Warehouse lines declined from $1.0 billion to $942 million during these same periods, while an up-tick in demand caused average usage rates for Warehouse lines to increase from 37% during the fourth quarter of 2023 to 59% for the fourth quarter of 2024.

●	Traditional Bank average loans grew from $4.56 billion with a weighted-average yield of 5.32% during the fourth quarter of 2023 to $4.57 billion with a weighted average yield of 5.57% during the fourth quarter of 2024. Average Loans for the fourth quarter of 2024 were negatively impacted by the sale in early 2024 of $67 million of residential real estate loans, previously held for investment.

●	Average interest-earning cash was $584 million with a weighted-average yield of 4.81% during the fourth quarter of 2024 compared to $201 million with a weighted-average yield of 5.45% for the fourth quarter of 2023. During the first nine months of 2024, the Company maintained higher cash balances due to the inverted yield curve and the more attractive pricing for interest-earning cash as compared to longer-term securities. While the yield curve began to steepen during the fourth quarter of 2024, the Company continued to maintain higher cash balances during the quarter, in general, due to near-term funding requirements for tax loans related to the upcoming first quarter 2025 tax season.

●	Average investments were $595 million with a weighted-average yield of 3.16% during the fourth quarter of 2024 compared to $769 million with a weighted-average yield of 3.02% for the fourth quarter of 2023. As noted in the paragraph above, the Company generally deployed its proceeds from maturing investments during 2024 into interest-earning cash for better yield and near-term liquidity needs.

●	As it relates to the Core Bank’s total dollar increase for its cost of interest-bearing liabilities:

o	The weighted-average cost of total interest-bearing deposits increased from 2.36% during the fourth quarter of 2023 to 2.43% for the fourth quarter of 2024, while average interest-bearing deposit balances grew $410 million over the same periods. Included within this growth in interest-bearing deposits was a $309 million increase in the average balances for business and consumer money market accounts, which generally paid premium rates.

o	The average balance of FHLB borrowings increased from $357 million for the fourth quarter of 2023 to $371 million for the fourth quarter of 2024, while the weighted-average cost of these borrowings decreased from 4.62% to 4.34% for the same time periods. The decrease in the overall weighted-average cost of FHLB borrowings resulted from previous term-extension strategies implemented earlier in 2024 to take advantage of the then-inverted yield curve.

●	Average noninterest-bearing deposits decreased $68 million from the fourth quarter of 2023 to the fourth quarter of 2024. The decline in noninterest-bearing deposits is an on-going trend dating back to the fourth quarter of 2022, as the overall interest rate environment combined with the competition for deposits continued to make interest-bearing deposits a more attractive alternative for consumer and business deposit accounts.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Dec. 31,			Three Months Ended Dec. 31,
Reportable Segment	2024	2023	Change	2024	2023	Change

Traditional Banking	$53,942	$48,394	$5,548	3.73%	3.47%	0.26%
Warehouse Lending	3,718	2,251	1,467	2.68	2.41	0.27
Total Core Bank	$57,660	$50,645	$7,015	3.64	3.40	0.24

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Dec. 31,				Dec. 31,	Dec. 31,
Reportable Segment	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change

Traditional Banking	$4,569,224	$4,560,572	$8,652	0%	$4,569,179	$4,618,569	$(49,390)	(1)%
Warehouse Lending	552,856	370,169	182,687	49	550,760	339,723	211,037	62
Total Core Bank	$5,122,080	$4,930,741	$191,339	4	$5,119,939	$4,958,292	$161,647	3

Provision for Expected Credit Loss Expense – The Core Bank’s Provision (2) was a net charge of $367,000 for the fourth quarter of 2024 compared to a net charge of $2.0 million for the fourth quarter of 2023.

The net charge of $367,000 for the fourth quarter of 2024 was driven, primarily, by the following:

●	The Core Bank recorded a net charge to the Provision of $277,000 during the fourth quarter of 2024 related to net charge-offs on loans and overdrafts.

●	The Core Bank recorded a net charge to the Provision of $270,000 during the fourth quarter of 2024 primarily related to the nominal increase in Traditional Bank loan balances for the quarter of $2 million.

●	The Core Bank recorded a net credit to the Provision of $112,000 resulting from general formula reserves applied to an $44 million decrease in outstanding Warehouse balances during the quarter.

The net charge during the fourth quarter of 2023 was primarily driven by the following:

●	The Core Bank recorded a net charge to the Provision of $2.1 million during the fourth quarter of 2023 related to general formula reserves applied to $123 million of Traditional Bank loan growth for the fourth quarter of 2023.

●	The Core Bank recorded a net credit to the Provision of $296,000 resulting from general formula reserves applied to an $118 million decline in outstanding Warehouse balances for the fourth quarter of 2023.

As a percentage of total loans, the Core Bank’s Allowance(2) decreased 2 basis points from December 31, 2023 to December 31, 2024, driven by a change in loan mix toward loans with lower overall reserve requirements. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Dec. 31, 2024			As of Dec. 31, 2023			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,569,179	$59,756	1.31%	$4,618,569	$58,998	1.28%	0.03%	2%
Warehouse Lending	550,760	1,374	0.25	339,723	847	0.25	—	—
Total Core Bank	5,119,939	61,130	1.19	4,958,292	59,845	1.21	(0.02)	(2)

Tax Refund Solutions	190,794	9,861	5.17	149,207	3,990	2.67	2.50	94
Republic Credit Solutions	128,733	20,987	16.30	132,362	18,295	13.82	2.48	18
Total Republic Processing Group	319,527	30,848	9.65	281,569	22,285	7.91	1.74	22

Total Company	$5,439,466	$91,978	1.69%	$5,239,861	$82,130	1.57%	0.12%	8%

	ACLL Roll-Forward
	Three Months Ended December 31,
	2024					2023
(dollars in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$59,549	$484	$(441)	$164	$59,756	$56,931	$2,287	$(449)	$229	$58,998
Warehouse Lending	1,486	(112)	—	—	1,374	1,143	(296)	—	—	847
Total Core Bank	61,035	372	(441)	164	61,130	58,074	1,991	(449)	229	59,845

Tax Refund Solutions	1	7,701	—	2,159	9,861	1	2,937	—	1,052	3,990
Republic Credit Solutions	21,122	4,883	(5,357)	339	20,987	16,501	6,061	(4,453)	186	18,295
Total Republic Processing Group	21,123	12,584	(5,357)	2,498	30,848	16,502	8,998	(4,453)	1,238	22,285

Total Company	$82,158	$12,956	$(5,798)	$2,662	$91,978	$74,576	$10,989	$(4,902)	$1,467	$82,130

The table below presents the Core Bank’s credit quality metrics:

	As of and for the:
	Quarters Ended:				Years Ended:
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2024	2024	2024	2023	2024	2023	2022

Nonperforming loans to total loans	0.44%	0.38%	0.39%	0.38%	0.44%	0.39%	0.37%

Nonperforming assets to total loans (including OREO)	0.46	0.40	0.41	0.41	0.46	0.41	0.40

Delinquent loans* to total loans	0.20	0.19	0.18	0.15	0.20	0.16	0.14

Net charge-offs to average loans	0.02	0.14	0.02	0.01	0.05	0.01	0.00
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income slightly decreased by $157,000 from $9.8 million in the fourth quarter of 2023 to $9.7 million for the fourth quarter of 2024, as nominal increases related to mortgage banking income, BOLI income and service charges on deposits were offset by declines in swap fees and insurance captive income.

Noninterest Expense – The Core Bank’s noninterest expenses were $45.8 million for the fourth quarter of 2024, an increase of $6.2 million, or 16%, over the fourth quarter of 2023. Notable line-item variances within the noninterest expense category included:

●	Salaries and benefits increased $4.6 million over the fourth quarter of 2023. The fourth quarter of 2024 was negatively impacted primarily by a $3.9 million swing in estimated bonus expenses as the fourth quarter of 2023 contained a net credit of $342,000 for bonus expense accruals, while the fourth quarter of 2024 contained a net charge of $3.6 million.

The net credit during the fourth quarter of 2023 adjusted the liability for accrued bonuses to be in-line with lower expected payouts related to the 2023 calendar year. Conversely, the higher net charge during the fourth quarter of 2024 adjusted the liability for accrued bonuses to be in-line with greater payouts related to the 2024 calendar year as the Company’s second half results allowed it to reach higher full-year 2024 payout targets than previously projected earlier in the year.

Republic Processing Group(3)

RPG reported net income of $1.4 million for the fourth quarter of 2024, a $2.4 million decrease from the $3.8 million for the fourth quarter of 2023. RPG’s performance for the fourth quarter of 2024 compared to the fourth quarter of 2023, by operating segment, was as follows:

Tax Refund Solutions

TRS experienced a net loss of $6.4 million during the fourth quarter of 2024 compared to a net loss of $3.6 million for the fourth quarter of 2023. The higher net loss at TRS for the fourth quarter of 2024 was primarily driven by a higher estimated Provision expense compared to the fourth quarter of 2023 for ERAs.

Altogether, TRS originated $139 million of ERAs during the fourth quarter of 2024 compared to $103 million originated during the fourth quarter of 2023. The Company applied an estimated loss rate of approximately 7.07% of total ERAs originated during the fourth quarter of 2024 and an estimated loss rate of 3.81% of total ERAs originated during the fourth quarter of 2023. The higher Provision rate applied to ERAs during the fourth quarter of 2024 was based on a higher final loss rate realized during 2024 for the ERAs that were originated during the fourth quarter of 2023. The higher Provision for the quarter was partially offset by a $1.4 million increase in loan fee income for the ERA product comparing the fourth quarter of 2024 to the fourth quarter of 2023.

Republic Payment Solutions

Net income at RPS was $1.7 million for the fourth quarter of 2024, a $1.5 million decrease from the fourth quarter of 2023. Driving this decrease, RPS earned a lower yield of 4.39% for its $357 million average of prepaid program balances for the fourth quarter of 2024 compared to a yield of 5.10% for the $342 million in average prepaid card balances for the fourth quarter of 2023. In addition, net interest income at RPS was also negatively impacted by a $1.1 million charge to interest expense for a revenue sharing arrangement that began in January 2024.

Republic Credit Solutions

Net income at RCS increased $1.9 million, or 44%, from $4.2 million for the fourth quarter of 2023 to $6.1 million for the fourth quarter of 2024. The increase in RCS net income was primarily due to an 18% growth in the average balances of its two higher-yielding small dollar loan products, which contributed $1.9 million of additional net interest income to the overall segment. In addition, Provision expense for these two products declined $1.2 million for the same periods primarily related to formula reserves tied to spot balance growth for the quarters.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the

Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of December 31, 2024, had approximately $6.8 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, future loan fees to be earned, and future loan losses, related to ERAs and RAs originated through the Company’s largest marketer-servicer within TRS; the ability of the Company to enforce the loss cap guarantee related to ERAs from its largest marketer-servicer within TRS; the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2023. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for Expected Credit Loss Expense

Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS, RPS, and RCS segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628